Re:Agreement with DAVIDsTEA, Inc. (the “Company”)

Dear Luis:

Reference is hereby made to the Amended and Restated Executive Employment Agreement between the Company and you dated March 30, 2015 (the “Employment Agreement”), the Equity Participation Agreement dated as of February 22, 2013 (the “2013 Option Agreement”)  issued under the Company’s Amended and Restated Equity Incentive Plan dated April 2, 2012, as amended February 24, 2014 (the “2012 Option Plan”), and the Equity Participation Agreements dated as of January 14, 2015 (the “2015 Option Agreement”) and March 31, 2015 (the “2015 RSU Agreement”) issued under the Company’s 2015 Omnibus Equity Incentive Plan (the “2015 Plan”) (the 2013 Option Agreement, the 2015 Option Agreement and the 2015 RSU Agreement are referred to collectively as the “Equity Agreements”), the 2012 Option Plan and the 2015 Option Plan are referred to collectively as the “Option Plans”, and the Employment Agreement together with the Equity Agreements are referred to as the “Existing Agreements”).

1.Section 2.1 of the Employment Agreement, regarding the “Term,” is hereby amended read as follows:

“The Agreement will be effective as of the Amendment Date and will terminate on the earlier of (1) July 31, 2017, and (2) a termination of employment pursuant to Article 4 of this Agreement. The parties may mutually agree to extend the term of the Agreement, and a failure to so extend shall be deemed a termination without Cause at July 31, 2017 for all purposes of Article 4 herein.”

2.The first sentence of Section 3.1 of the Employment Agreement, regarding “Base Salary,” is hereby amended in its entirety to read as follows:

“The annual base salary (the “Base Salary”) of the Executive shall be $355,000 (subject to increase and not decrease).”

3.The second sentence of Section 4.3 of the Employment Agreement, regarding “Termination of by the Corporation without Cause,” is hereby amended in its entirety to read as follows:

“In such event, subject to Section 4.8 and Section 7.7 below and subject to the Corporation receiving from the Executive a resignation from all positions then held, the Corporation shall pay to the Executive in addition to the Basic Payments, the following payments (the “Severance Payments”) (a) twelve months’ Base Salary (i.e., $355,000 or such increased amount determined pursuant to Section 2.1 herein), (b) an amount equal to the average annual cash performance bonus paid to the Executive for the two fiscal years ending in each of 2014 and 2015, which is $208,353, and (c) an amount determined by multiplying the Executive’s target annual cash performance bonus for fiscal year 2017, which is 40% of his Base Salary (i.e., $355,000 or such increased amount determined pursuant to Section 2.1 herein), by a fraction, the numerator of which is number of days in such year that that the executive was employed by the Corporation, and the denominator of which is 365 (for avoidance of doubt, if the Executive’s employment terminates on July 31, 2017, the pro-rated  percentage will be 50%).

4.Section 3.3 of the Employment Agreement, regarding “Long Term Incentives.” shall be amended by adding the following sentences to the end thereof:

“No later than February 3, 2017, the Company shall grant to the Executive, pursuant to the 2015 Option Plan, an equity grant (the “2017 Equity Grant”) consisting of the following: (1) that number of restricted stock units that is equal to $88,750 divided by the fair market value (as determined under the 2015 Plan) of a share of the Company’s common stock on the date of grant, and (2) a stock option to acquire that number of shares of Company common stock that is equal to $88,750 divided by the fair market value of a share of the Company’s common stock on the date of grant, with a per share exercise price equal to such fair market value on the date of grant.  Such grants shall be on the same terms and conditions as the awards granted to Executive in February 2016, except that the option exercise period following termination of employment with respect to the 2017 Equity Grant shall be 12 months.  In the event the Executive’s employment terminates on July 31, 2017 (subject to continued employment through such date), or the Executive’s employment is earlier terminated by the Corporation without Cause or by the Executive for Good Reason, all of the unvested restricted stock units and stock options provided in the 2017 Equity Grant shall become fully vested on such termination date.  In the event that the 2017 Equity Grant is not made prior to the consummation of a Change in Control as defined under the 2015 Option Plan (subject to the Executive’s employment on the date of the Change in Control), or an earlier termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, subject to section 4.8 herein, the Board shall, in lieu of such 2017 Equity Grant, pay to the Executive the amount of $177,500 in a single lump sum cash payment within 30 days following the earlier of such termination of employment or the Change in Control.”

5.Section 4.9 of the Employment Agreement, regarding “Return of Property,” shall be amended by adding the following sentence to the end thereof.

“Notwithstanding the foregoing, upon Executive’s termination other than for Cause or without Good Reason, Executive shall be entitled to retain his laptop and cellphone, provided that prior to such termination date the Executive shall work with the Company to remove therefrom all confidential and other business information of the Company, except that Executive may retain his list of contacts (provided that such retention shall not be a waiver of any restricted covenants to which the Executive is subject).

6..The section entitled “Vesting” on Schedule I of each of the 2013 Option Agreement and 2015 Option Agreement are hereby amended in their entirety, each to read as follows:

“Vesting: 25% of the Options shall vest on the first anniversary of the date of the Employment Agreement and the remaining 75% shall vest in equal monthly installment over the 36-month period following the first anniversary of the Employment Agreement; provided that, in the event the Awardholder’s employment terminates on July 31, 2017 (subject to continued employment through such date), or the Awardholder’s employment is earlier terminated by the Corporation without Cause or by the Awardholder for Good Reason, all of the unvested Options shall become fully vested on such termination date.”

7.The following sentence is hereby added to the end of Section 2(a) of the 2015 RSU Agreement, to read as follows:

“Notwithstanding anything herein to the contrary, in the event the Awardholder’s employment terminates on July 31, 2017 (subject to continued employment through such date) or Awardholder’s employment is earlier terminated by the Corporation without Cause or by the Awardholder for Good Reason, the unvested Restricted Stock Units shall become fully vested on such termination date.”

8. Legal Fees.  The Corporation shall reimburse the Executive for legal fees related to his attorney’s review of this Agreement in an aggregate amount not to exceed $4,000.00.

9.Existing Agreements.  Except as specifically amended herein, the Existing Agreements shall remain in full force and effect in accordance with their terms.

The amendments shall become effective as of December 7, 2016.

Sincerely yours,

DAVIDsTEA INC.

(S) Maurice Tousson

Per: Maurice Tousson

Chairman of the Board and of the Human Resources and Compensation Committee

The undersigned has read and understands and agrees to the terms of the agreement set forth in this letter. The undersigned acknowledges that he has been given the opportunity to obtain independent legal advice.

December 7, 2016(s) Luis Borgen

DateLuis Borgen